Contact:
Vince Reardon
Sr. Director, Investor Relations &
Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

San Diego, May 3, 2007 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel medicines for the treatment of hepatitis and cancer, today reported its financial results for the first quarter ended March 31, 2007.

“During the quarter we and our collaborator Novartis continued our second 13-week animal toxicology study of ANA975, an oral Toll-Like Receptor 7 agonist prodrug.” said Lawrence C. Fritz, Ph.D., president and chief executive officer of Anadys. “Following conclusion of the study and completion of the data analysis, we plan to determine with Novartis whether we believe the data support resuming clinical testing of ANA975. If so, we plan to meet with the U.S. Food and Drug Administration to discuss the results and request a lifting of the clinical hold. We also made excellent progress this quarter in our efforts to create powerful HCV polymerase inhibitors and are poised to nominate a clinical candidate by mid-year.”

Financial Results
Anadys reported revenues of $1.1 million for the first quarter of 2007, compared to $1.5 million for the first quarter of 2006. Revenues for the quarter were primarily derived from the Company’s collaboration with Novartis. Operating expenses were $8.8 million for the quarter, compared to $8.4 million for the first quarter of 2006. This increase was primarily attributable to an increase in development costs associated with our ANA59X sub-series of compounds. Included as a component of our operating expenses was non-cash share-based expense of $1.1 million and $1.4 million for the three months ended March 31, 2007 and 2006, respectively.

Net loss was $6.7 million for the first quarter of 2007, compared to $5.8 million for the first quarter of 2006. Basic and diluted net loss per common share was $0.23 in the first quarter of 2007, compared to $0.20 for the same period in 2006. Non-cash share-based expense resulted in a $0.04 and $0.05 increase in basic and diluted net loss per share for the three months ended March 31, 2007 and 2006, respectively.

As of March 31, 2007, the Company’s cash, cash equivalents and securities available-for-sale totaled $75.8 million.

Recent Highlights

•	We and our collaborator Novartis continued to conduct an animal toxicology study of ANA975 designed to address questions raised by the initial 13 week toxicology study. Following conclusion of the study and completion of the data analysis, we plan to determine with Novartis whether we believe the data support resuming clinical testing of ANA975. If so, we plan to meet with the U.S. Food and Drug Administration to discuss the results and request a lifting of the clinical hold.

•	We identified specific compounds within the ANA59X sub-series of HCV polymerase inhibitors that combined good potency with excellent pharmaceutical properties.

•	We continued work in support of our plan to file an Investigational New Drug (IND) application for ANA773 in oncology in the second half of 2007.

•	We continued discussions with LG Life Sciences around a global development plan for ANA380, a nucleotide inhibitor of HBV polymerase; however, to date, the parties have not been able to come to agreement on a global development plan that would support the interests of both parties’ respective geographic territories. Accordingly, we are currently re-evaluating the role of ANA380 in our product portfolio and are evaluating our options with respect to this program.

•	We hired John Z. Sullivan-Bolyai, M.D., MPH, as Vice President, Clinical Affairs, who brings more than 17 years of clinical research and development experience to this position. Previously, Dr. Sullivan-Bolyai was Assistant Vice President, Research and Development for Valeant Pharmaceuticals International.

Webcast of Conference Call
Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its first quarter financial results and operational highlights and to give an update on its programs and product candidate portfolio. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 62736801. The webcast and telephone replay will be available through May 17, 2007.

About Anadys
Anadys Pharmaceuticals, Inc., www.anadyspharma.com, is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of viral diseases and cancer. The Company’s programs focus on Toll-Like Receptor-based small molecule product candidates and direct antiviral compounds that inhibit key steps in viral proliferation. The Company has core expertise in medicinal chemistry coupled with structure-based drug design, and is developing compounds for the treatment of hepatitis C infection, hepatitis B infection and cancer.

Safe Harbor Statement
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to plans for meeting with the FDA to request a lifting of the clinical hold on the ANA975 IND and the expected timing and plans for filing an IND for ANA773 and nominating a compound from the ANA59X sub-series. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, there is no guarantee that Anadys and Novartis will be able to agree on future development activities for ANA975, that the FDA will lift the clinical hold on the ANA975 IND, or that the clinical development of ANA975 will be able to be resumed. There also is no guarantee regarding Anadys’ future involvement with, or value recognition from, the ANA380 program. In addition, the results of in vitro studies and initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$1,102	$1,542
Operating expenses
Research and development(1)	6,698	6,319
General and administrative	2,119	2,097

Total operating expenses(2)	8,817	8,416

Loss from operations	(7,715)	(6,874)
Interest income, net	1,032	1,069

Net loss(2)	$(6,683)	$(5,805)

Net loss per share, basic and diluted(2)	$(0.23)	$(0.20)
Share used in calculating net loss per share,
basic and diluted	28,620	28,404

(1) Includes $275 and $845 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended March 31, 2007 and 2006, respectively.

(2) Includes non-cash operating expenses of $1,089 and $1,398 determined in accordance with Financial Accounting Standards Board Statement 123R, “Share-Based Payment” or approximately $0.04 and $0.05 effect on basic and diluted net loss per common share for the three months ended March 31, 2007 and 2006, respectively.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	March 31,	December 31,
	2006	2006
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$75,840	$82,149
Other current assets	1,794	2,116
Noncurrent assets	4,828	5,136

Total assets	$82,462	$89,401

Liabilities and Stockholders’ Equity
Current liabilities	$8,900	$9,211
Other long-term liabilities	18,689	19,865
Stockholders’ equity	54,873	60,325

Total liabilities and stockholders’ equity	$82,462	$89,401